Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Al Scott                    Brent Vandermause
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Fourth Quarter 2023 Results
Profit improvement actions and mild weather benefit results
NORTHBROOK, Ill., February 7, 2024 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2023.

The Allstate Corporation Consolidated Highlights (1)
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Consolidated revenues	$14,832	$13,648	8.7%	$57,094	$51,411	11.1%
Net income (loss) applicable to common shareholders	1,460	(303)	NM	(316)	(1,394)	(77.3)
per diluted common share (2)	5.52	(1.15)	NM	(1.20)	(5.14)	(76.7)
Adjusted net income (loss)*	1,541	(351)	NM	251	(239)	NM
per diluted common share* (2)	5.82	(1.33)	NM	0.95	(0.88)	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders				(2.0)%	(7.2)%	5.2
Adjusted net income (loss)*				1.5%	(1.2)%	2.7
Common shares outstanding (in millions)				262.5	263.5	(0.4)
Book value per common share				59.39	58.12	2.2

Consolidated premiums written (3)	13,835	12,658	9.3	54,856	50,318	9.0
Property-Liability insurance premiums earned	12,601	11,380	10.7	48,427	43,909	10.3
Property-Liability combined ratio
Recorded	89.5	109.1	(19.6)	104.5	106.6	(2.1)
Underlying combined ratio*	86.9	99.2	(12.3)	91.2	95.1	(3.9)
Catastrophe losses	68	779	(91.3)	5,636	3,112	81.1
Total policies in force (in thousands)				192,781	189,071	2.0
(1)Prior periods have been recast to reflect the impact of the adoption of Financial Accounting Standard Board (“FASB”) guidance revising the accounting for certain long-duration insurance contracts in the Health and Benefits segment.
(2)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(3)Includes premiums and contract charges for the Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate had strong profitability in the quarter with net income of $1.5 billion due to improved auto profitability and mild weather,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Improved underwriting performance and higher investment income generated adjusted net income* of $1.5 billion in the fourth quarter, or $5.82 per diluted common share. Property-Liability written premiums increased to $12.6 billion, 10.1% over the prior year quarter driven by rate increases in auto and home insurance and growth in policies at National General. Property-Liability underwriting income totaled $1.3 billion in the quarter with a combined ratio of 89.5. The investment portfolio return was 4.6% as proactive actions, including fixed income duration extension, resulted in excellent investment returns.”

“The transformation of Allstate’s personal property-liability business to generate higher growth also made significant progress by reducing expenses, expanding customer access and leveraging technology. Allstate exclusive agent bundling and productivity increased, excluding three states where profit actions reduced new business, and National General is growing through independent agents. The new affordable, simple and connected auto insurance product is now available in seven states, offering a differentiated customer experience built on an agile technology ecosystem. Allstate Protection Plans is broadening protection solutions in the U.S. and through international growth. Allstate will continue increasing shareholder value by improving profitability and generating long-term profitable growth,” concluded Wilson.

Fourth Quarter 2023 Results

•Total revenues of $14.8 billion in the fourth quarter of 2023 increased 8.7%, or $1.2 billion, compared to the prior year quarter driven by a $1.2 billion increase in Property-Liability earned premium due to higher average premiums.

•Net income applicable to common shareholders was $1.5 billion in the fourth quarter of 2023 compared to a loss of $303 million in the prior year quarter, due to improved Property-Liability underwriting results. Adjusted net income* was $1.5 billion, or $5.82 per diluted share, compared to an adjusted net loss* of $351 million in the prior year quarter.

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•Property-Liability earned premiums of $12.6 billion increased 10.7% in the fourth quarter of 2023 compared to the prior year quarter, primarily driven by higher average premiums from rate increases. Underwriting income of $1.3 billion in the quarter increased by $2.4 billion compared to the prior year quarter, due to increased premiums earned, improved underlying losses and lower catastrophe losses due to favorable weather.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$12,601	$11,380	10.7%	$48,427	$43,909	10.3%
Allstate brand	10,420	9,654	7.9	40,489	37,470	8.1
National General	2,181	1,726	26.4	7,938	6,439	23.3

Premiums written	$12,640	$11,480	10.1%	$50,347	$45,787	10.0%
Allstate brand	10,425	9,694	7.5	41,675	38,895	7.1
National General	2,215	1,786	24.0	8,672	6,892	25.8

Underwriting income (loss)	$1,325	$(1,035)	NM	$(2,184)	$(2,911)	(25.0)%
Allstate brand	1,326	(990)	NM	(1,661)	(2,613)	(36.4)
National General	3	(44)	(106.8)	(440)	(177)	148.6

Recorded combined ratio	89.5	109.1	(19.6)	104.5	106.6	(2.1)
Underlying combined ratio*	86.9	99.2	(12.3)	91.2	95.1	(3.9)

◦Premiums written of $12.6 billion increased 10.1% compared to the prior year quarter driven by both the Allstate brand and National General. Allstate brand increased 7.5% primarily due to higher auto and homeowners average premium, partially offset by the impact of profitability actions on personal auto and commercial lines policies in force. National General increased 24.0% reflecting higher average premium and policies in force growth.

◦Allstate brand underwriting income in the fourth quarter of 2023 improved to $1.3 billion compared to a $990 million loss in the prior year quarter, driven by higher earned premiums, lower catastrophe losses and improved underlying loss experience.

◦National General underwriting income of $3 million in the fourth quarter of 2023 increased by $47 million compared to a loss in the prior year quarter, reflecting higher earned premiums, a 6.1 point improvement in the expense ratio and lower catastrophe losses, partially offset by higher non-catastrophe losses and unfavorable prior year reserve reestimates.

◦Property-Liability underlying combined ratio* of 86.9 in the fourth quarter of 2023 improved 12.3 points compared to the prior year quarter, primarily driven by higher earned premiums, improved loss experience partially due to mild weather conditions and operating efficiencies. While loss trends have stabilized, claim severity increases remain elevated relative to historical levels.

◦Allstate Protection auto insurance results reflect the impact of inflation in loss costs and the comprehensive plan to restore margins through higher rates, lower expenses, underwriting actions and claims process enhancements. National General’s distribution capacity and a broader product portfolio is generating growth through independent agents.

Allstate Protection Auto Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$8,566	$7,741	10.7%	$32,940	$29,715	10.9%
Allstate brand	7,042	6,544	7.6	27,384	25,286	8.3
National General	1,524	1,197	27.3	5,556	4,429	25.4

Premiums written	$8,570	$7,774	10.2%	$33,958	$30,666	10.7%
Allstate brand	7,041	6,560	7.3	27,894	25,946	7.5
National General	1,529	1,214	25.9	6,064	4,720	28.5

Policies in Force (in thousands)				25,283	26,034	(2.9)%
Allstate brand				20,326	21,658	(6.2)
National General				4,957	4,376	13.3

Recorded combined ratio	98.9	112.6	(13.7)	103.4	110.1	(6.7)
Underlying combined ratio*	96.4	109.2	(12.8)	99.9	103.6	(3.7)

◦Earned and written premiums increased 10.7% and 10.2% compared to the prior year quarter, respectively. The increase was driven by higher average premium from rate increases, partially offset by a decline in policies in force.

◦Allstate brand auto net written premium growth of 7.3% compared to the prior year quarter reflects a 13.8% increase in average gross written premium driven by rate increases, partially offset by a decline in policies in force from lower new business and retention.

◦National General auto net written premiums grew 25.9% compared to the prior year quarter driven by higher average premium and a 13.3% increase in policies in force.

◦Allstate brand auto rate increases were implemented in 33 locations in the fourth quarter at an average of 13.5%, resulting in an annualized total brand premium impact of 6.9% in the quarter and 16.4% for the year. National General auto rate increases were implemented in 39 locations in the fourth quarter at an average of 10.2%, resulting in an annualized total brand premium impact of 4.0% in the quarter and 12.8% for the year. Rate increases will continue to be implemented to keep pace with loss trends and improve margins in states where we have not yet achieved rate adequacy.

◦The recorded auto insurance combined ratio of 98.9 in the fourth quarter of 2023 was 13.7 points lower than the prior year quarter, reflecting higher earned premiums, improved underlying loss experience, operating efficiencies and lower unfavorable prior year reserve reestimates.

◦Prior year non-catastrophe reserve reestimates were unfavorable $148 million in the fourth quarter, reflecting adverse reserve development of $116 million in the Allstate brand, driven principally by costs related to claims in litigation, and $32 million for National General.

◦The underlying combined ratio* of 96.4 improved by 12.8 points compared to the prior year quarter from higher average premium, operating efficiencies and the favorable influence of milder weather conditions on accident frequency. These impacts more than offset historically elevated claim severity levels. Weighted average current report year incurred severity for Allstate brand major coverages is estimated to increase by 8-9% compared to report year 2022, a slightly lower increase from 2023 estimates as of the third quarter. The improvement in severity from claims reported in the first three quarters of the year represent a favorable impact of approximately 1.8 points on the fourth quarter underlying combined ratio. Excluding this impact, the fourth quarter underlying combined ratio* would have been 98.2.

◦Allstate Protection homeowners insurance growth reflects higher rates and policies in force growth, driven by National General and Allstate brand. Underwriting income was favorably impacted by lower catastrophe losses and non-catastrophe claim frequency due to the mild weather experienced in the quarter.

Allstate Protection Homeowners Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2023	2022	% / pts Change	2023	2022	% / pts Change
Premiums earned	$3,077	$2,720	13.1%	$11,739	$10,418	12.7%
Allstate brand	2,695	2,408	11.9	10,333	9,249	11.7
National General	382	312	22.4	1,406	1,169	20.3

Premiums written	$3,144	$2,775	13.3%	$12,584	$11,209	12.3%
Allstate brand	2,753	2,448	12.5	11,018	9,936	10.9
National General	391	327	19.6	1,566	1,273	23.0

Policies in Force (in thousands)				7,338	7,260	1.1%
Allstate brand				6,652	6,622	0.5
National General				686	638	7.5

Recorded combined ratio	62.0	92.8	(30.8)	106.8	93.6	13.2
Catastrophe Losses	$21	$603	(96.5)%	$4,537	$2,253	101.4%
Underlying combined ratio*	61.3	69.5	(8.2)	67.3	70.3	(3.0)

◦Earned premiums increased by 13.1% and written premiums increased 13.3% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 1.1%.

◦Allstate brand net written premiums grew 12.5% compared to the prior year quarter, primarily driven by implemented rate increases and inflation in insured home replacement costs, along with modest policies in force growth.

◦National General net written premiums grew 19.6% compared to the prior year quarter due to policies in force growth, driven by the new middle market and preferred product offering, and higher average premiums from implemented rate increases.

◦Allstate brand homeowners implemented rate increases in 20 locations in the fourth quarter at an average of 9.0%, resulting in an annualized total brand premium impact of 1.8% in the quarter and 11.3% in 2023. National General homeowners rate increases were implemented in 17 locations in the fourth quarter at an average of 18.5%, resulting in an annualized total brand premium impact of 4.5% in the quarter and 11.0% in 2023.

◦The recorded homeowners insurance combined ratio of 62.0 was 30.8 points below the fourth quarter of 2022, due to lower catastrophe losses and higher earned premiums.

◦Catastrophe losses of $21 million in the quarter decreased $582 million compared to the prior year quarter reflecting milder weather conditions and favorable development from prior events in 2023 and prior years.

◦The underlying combined ratio* of 61.3 decreased by 8.2 points compared to the prior year quarter, driven by higher earned premium and favorable non-catastrophe claim frequency from milder weather, partially offset by higher non-catastrophe claim severity reflecting increases in labor and materials costs. The underlying combined ratio* was 67.3 in 2023, improving 3.0 points compared to the prior year.

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•Protection Services continues to broaden the protection provided to an increasing number of customers largely through embedded distribution programs. Revenues increased to $719 million in the fourth quarter of 2023, 11.8% higher than the prior year quarter, primarily due to Allstate Protection Plans. Adjusted net income of $4 million decreased by $34 million compared to the prior year quarter, as a result of an increase in state income taxes and deferred tax liabilities. This tax adjustment generated a net tax benefit for the enterprise, but adversely impacted Protection Services income in the fourth quarter, particularly Allstate Dealer Services.

Protection Services Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2023	2022	% / $ Change	2023	2022	% / $ Change
Total revenues (1)	$719	$643	11.8%	$2,773	$2,539	9.2%
Allstate Protection Plans	439	367	19.6	1,639	1,383	18.5
Allstate Dealer Services	146	145	0.7	588	562	4.6
Allstate Roadside	66	64	3.1	265	258	2.7
Arity	32	33	(3.0)	133	196	(32.1)
Allstate Identity Protection	36	34	5.9	148	140	5.7
Adjusted net income (loss)	$4	$38	$(34)	$106	$169	$(63)
Allstate Protection Plans	38	42	(4)	117	150	(33)
Allstate Dealer Services	(33)	8	(41)	(15)	35	(50)
Allstate Roadside	7	3	4	24	7	17
Arity	(5)	(7)	2	(18)	(11)	(7)
Allstate Identity Protection	(3)	(8)	5	(2)	(12)	10
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans’ expanded products and international growth resulted in revenue of $439 million, $72 million or 19.6% higher than the prior year quarter. Adjusted net income of $38 million in the fourth quarter of 2023 was $4 million lower than the prior year quarter, primarily due to the proportion of lower margin business, investments in technology and higher major appliance claim costs.

◦Allstate Dealer Services generated revenue of $146 million through auto dealers, which was 0.7% higher than the fourth quarter of 2022 due to higher earned premium. Adjusted net loss of $33 million in the fourth quarter was $41 million lower than the prior year quarter driven by an increase in state income taxes and deferred tax liabilities.

◦Allstate Roadside revenue of $66 million in the fourth quarter of 2023 increased 3.1% compared to the prior year quarter driven by price increases and new business growth. Adjusted net income was $4 million higher than the prior year quarter, primarily driven by increased pricing, improved provider capacity and lower claim frequency.

◦Arity revenue of $32 million decreased $1 million compared to the prior year quarter, primarily due to lower third-party lead sales. Adjusted net loss was $5 million in the fourth quarter of 2023 compared to a $7 million loss in the prior year quarter.

◦Allstate Identity Protection revenue of $36 million in the fourth quarter of 2023 was 5.9% higher than the prior year quarter due to growth from new and existing clients. Adjusted net loss of $3 million in the fourth quarter of 2023 compared to an $8 million loss in the prior year quarter reflects lower expenses.

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•Allstate Health and Benefits premiums and contract charges increased 7.1%, or $31 million, compared to the prior year quarter driven by growth in individual health and group health. Adjusted net income of $60 million in the fourth quarter of 2023 increased 3.4%, or $2 million, compared to the prior year quarter, primarily due to higher individual health results, partially offset by group health.

Allstate Health and Benefits Results (1)
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2023	2022	% Change	2023	2022	% Change
Premiums and contract charges	$467	$436	7.1%	$1,846	$1,832	0.8%
Employer voluntary benefits	248	256	(3.1)	1,001	1,033	(3.1)
Group health	112	100	12.0	440	385	14.3
Individual health	107	80	33.8	405	414	(2.2)
Adjusted net income	$60	$58	3.4%	$242	$245	(1.2)%
(1)Prior periods have been recast to reflect the impact of the adoption of FASB guidance revising the accounting for certain long-duration insurance contracts.

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•Allstate Investments $66.7 billion portfolio generated net investment income of $604 million in the fourth quarter of 2023, an increase of $47 million from the prior year quarter due to higher market-based income, partially offset by lower performance-based income.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2023	2022	$ / pts Change	2023	2022	$ / pts Change
Net investment income	$604	$557	$47	$2,478	$2,403	$75
Market-based (1)	604	464	140	2,214	1,557	657
Performance-based (1)	60	147	(87)	499	1,024	(525)
Net gains (losses) on investments and derivatives	$(77)	$95	$(172)	$(300)	$(1,072)	$772
Change in unrealized net capital gains and losses, pre-tax	$2,421	$863	$1,558	$2,096	$(3,643)	$5,739
Total return on investment portfolio	4.6%	2.5%	2.1	6.7%	(4.0)%	10.7
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

◦Total return on the investment portfolio was 4.6% for the fourth quarter and 6.7% for 2023.

◦Market-based investment income was $604 million in the fourth quarter of 2023, an increase of $140 million, or 30.2%, compared to the prior year quarter, reflecting higher yields in the $48.9 billion fixed income portfolio. Fixed income duration ended 2023 at 4.8 years compared to 3.4 years at the prior year end. Investment portfolio allocations, including duration extension and lower equity risk, are informed by expected risk adjusted returns and the enterprise risk and return position.

◦Performance-based investment income totaled $60 million in the fourth quarter of 2023, a decrease of $87 million compared to the prior year quarter. Current quarter results reflect lower valuation increases and less income from the sale of underlying investments compared to the prior year. The portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns, despite volatility in reported results.
◦Net losses on investments and derivatives were $77 million in the fourth quarter of 2023, compared to gains of $95 million in the prior year quarter. Net losses in the fourth quarter of 2023 were driven by sales of fixed income securities and losses on derivatives, partially offset by valuation increases on equity investments.
◦Unrealized net capital losses were $791 million, reflecting an improvement of $2.4 billion compared to the prior quarter and $2.1 billion compared to prior year end, as lower interest rates resulted in higher fixed income valuations.

Proactive Capital Management

“Allstate’s financial condition and capital position remain strong, with fourth quarter results demonstrating the company’s capital generation capabilities. Statutory surplus in the insurance companies increased compared to the prior quarter to $14.6 billion(1), and $3.4 billion of assets are held at the holding company,” said Jess Merten, Chief Financial Officer. “We continue to make progress on the comprehensive profit improvement plan and remain confident strategic actions will generate attractive shareholder returns,” concluded Merten.

(1) December 31, 2023 statutory results are preliminary with final results expected to be filed by the end of February 2024.
Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, February 8. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2023	December 31, 2022
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $49,649 and $45,370)	$48,865	$42,485
Equity securities, at fair value (cost $2,244 and $4,253)	2,411	4,567
Mortgage loans, net	822	762
Limited partnership interests	8,380	8,114
Short-term, at fair value (amortized cost $5,145 and $4,174)	5,144	4,173
Other investments, net	1,055	1,728
Total investments	66,677	61,829
Cash	722	736
Premium installment receivables, net	10,044	9,165
Deferred policy acquisition costs	5,940	5,442
Reinsurance and indemnification recoverables, net	8,809	9,619
Accrued investment income	539	423
Deferred income taxes	219	382
Property and equipment, net	859	987
Goodwill	3,502	3,502
Other assets, net	6,051	5,904
Total assets	$103,362	$97,989
Liabilities
Reserve for property and casualty insurance claims and claims expense	$39,858	$37,541
Reserve for future policy benefits	1,347	1,322
Contractholder funds	888	879
Unearned premiums	24,709	22,299
Claim payments outstanding	1,353	1,268
Other liabilities and accrued expenses	9,635	9,353
Debt	7,942	7,964
Total liabilities	85,732	80,626
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand and 81.0 thousand shares issued and outstanding, $2,050 and $2,025 aggregate liquidation preference	2,001	1,970
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 262 million and 263 million shares outstanding	9	9
Additional capital paid-in	3,854	3,788
Retained income	49,716	50,970
Treasury stock, at cost (638 million and 637 million shares)	(37,110)	(36,857)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(604)	(2,255)
Unrealized foreign currency translation adjustments	(98)	(165)
Unamortized pension and other postretirement prior service credit	13	29
Discount rate for reserve for future policy benefits	(11)	(1)
Total accumulated other comprehensive loss	(700)	(2,392)
Total Allstate shareholders’ equity	17,770	17,488
Noncontrolling interest	(140)	(125)
Total equity	17,630	17,363
Total liabilities and equity	$103,362	$97,989

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022

Revenues
Property and casualty insurance premiums	$13,188	$11,900	$50,670	$45,904
Accident and health insurance premiums and contract charges	467	436	1,846	1,832
Other revenue	650	660	2,400	2,344
Net investment income	604	557	2,478	2,403
Net gains (losses) on investments and derivatives	(77)	95	(300)	(1,072)
Total revenues	14,832	13,648	57,094	51,411

Costs and expenses
Property and casualty insurance claims and claims expense	8,780	10,002	41,070	37,264
Accident, health and other policy benefits (including remeasurement (gains) losses of $0, $(4), $0 and $(4))	286	257	1,071	1,042
Amortization of deferred policy acquisition costs	1,904	1,725	7,278	6,634
Operating costs and expenses	1,864	1,852	7,137	7,446
Pension and other postretirement remeasurement (gains) losses	(47)	25	9	116
Restructuring and related charges	28	24	169	51
Amortization of purchased intangibles	83	89	329	353
Interest expense	107	84	379	335
Total costs and expenses	13,005	14,058	57,442	53,241

Income (loss) from operations before income tax expense	1,827	(410)	(348)	(1,830)

Income tax expense (benefit)	340	(114)	(135)	(488)

Net income (loss)	1,487	(296)	(213)	(1,342)

Less: Net loss attributable to noncontrolling interest	(2)	(19)	(25)	(53)

Net income (loss) attributable to Allstate	1,489	(277)	(188)	(1,289)

Less: Preferred stock dividends	29	26	128	105

Net income (loss) applicable to common shareholders	$1,460	$(303)	$(316)	$(1,394)

Earnings per common share:
Net income (loss) applicable to common shareholders per common share - Basic	$5.57	$(1.15)	$(1.20)	$(5.14)
Weighted average common shares - Basic	262.2	264.4	262.5	271.2
Net income (loss) applicable to common shareholders per common share - Diluted	$5.52	$(1.15)	$(1.20)	$(5.14)
Weighted average common shares - Diluted	264.7	264.4	262.5	271.2

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended December 31,
	Consolidated			Per diluted common share
	2023	2022		2023	2022
Net income (loss) applicable to common shareholders (1)	$1,460	$(303)		$5.52	$(1.15)
Net (gains) losses on investments and derivatives	77	(95)		0.29	(0.36)
Pension and other postretirement remeasurement (gains) losses	(47)	25		(0.18)	0.09
Amortization of purchased intangibles	83	89		0.31	0.34
(Gain) loss on disposition	(8)	(83)	(3)	(0.03)	(0.32)
Non-recurring costs	—	—		—	—
Income tax expense (benefit)	(24)	16		(0.09)	0.07
Adjusted net income (loss) * (1)	$1,541	$(351)		$5.82	$(1.33)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)				—	3.1

	Twelve months ended December 31,
	Consolidated			Per diluted common share
	2023	2022		2023	2022
Net income (loss) applicable to common shareholders (1)	$(316)	$(1,394)		$(1.20)	$(5.14)
Net (gains) losses on investments and derivatives	300	1,072		1.13	3.95
Pension and other postretirement remeasurement (gains) losses	9	116		0.04	0.43
Amortization of purchased intangibles	329	353		1.24	1.30
(Gain) loss on disposition	(4)	(89)	(3)	(0.01)	(0.33)
Non-recurring costs (2)	90	—		0.34	—
Income tax expense (benefit)	(157)	(297)		(0.59)	(1.09)
Adjusted net income (loss) * (1)	$251	$(239)		$0.95	$(0.88)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)				2.2	3.1
_____________
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2)Relates to settlement costs for non-recurring litigation that is outside of the ordinary course of business.
(3)Includes $83 million related to the gain on sale of headquarters in the fourth quarter of 2022 reported as other revenue in Corporate and Other segment.

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2023	2022
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$(316)	$(1,394)
Denominator:
Beginning Allstate common shareholders’ equity	$15,518	$22,974
Ending Allstate common shareholders’ equity (1)	15,769	15,518
Average Allstate common shareholders’ equity	$15,644	$19,246
Return on Allstate common shareholders’ equity	(2.0)%	(7.2)%

($ in millions)	For the twelve months ended December 31,
	2023	2022
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$251	$(239)

Denominator:
Beginning Allstate common shareholders’ equity	$15,518	$22,974
Less: Unrealized net capital gains and losses	(2,255)	598
Adjusted beginning Allstate common shareholders’ equity	17,773	22,376

Ending Allstate common shareholders’ equity (1)	15,769	15,518
Less: Unrealized net capital gains and losses	(604)	(2,255)
Adjusted ending Allstate common shareholders’ equity	16,373	17,773
Average adjusted Allstate common shareholders’ equity	$17,073	$20,075
Adjusted net income (loss) return on Allstate common shareholders’ equity *	1.5%	(1.2)%
_____________
(1) Excludes equity related to preferred stock of $2,001 million and $1,970 million as of December 31, 2023 and 2022, respectively.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Combined ratio	89.5	109.1	104.5	106.6
Effect of catastrophe losses	(0.5)	(6.8)	(11.6)	(7.1)
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(2.5)	(1.2)	(3.9)
Effect of amortization of purchased intangibles	(0.5)	(0.6)	(0.5)	(0.5)
Underlying combined ratio*	86.9	99.2	91.2	95.1

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	—	—

Allstate Protection - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Combined ratio	98.9	112.6	103.4	110.1
Effect of catastrophe losses	(0.3)	(0.5)	(2.1)	(1.7)
Effect of prior year non-catastrophe reserve reestimates	(1.7)	(2.3)	(0.9)	(4.2)
Effect of amortization of purchased intangibles	(0.5)	(0.6)	(0.5)	(0.6)
Underlying combined ratio*	96.4	109.2	99.9	103.6

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.2)	(0.2)

Allstate Protection - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Combined ratio	62.0	92.8	106.8	93.6
Effect of catastrophe losses	(0.7)	(22.2)	(38.6)	(21.6)
Effect of prior year non-catastrophe reserve reestimates	0.3	(0.7)	(0.5)	(1.2)
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.4)	(0.5)
Underlying combined ratio*	61.3	69.5	67.3	70.3

Effect of prior year catastrophe reserve reestimates	(0.8)	—	0.3	0.7

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